EXHIBIT 3.1

RESTATED CERTIFICATE OF INCORPORATION
OF
NORTHERN TECHNOLOGIES INTERNATIONAL CORPORATION

(Pursuant to Section 245 of the General Corporation Law of the State of Delaware)

Northern Technologies International Corporation, a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

          DOES HEREBY CERTIFY:

          FIRST:  That the name of this corporation is Northern Technologies International Corporation (the “Corporation”) and that the Corporation was originally incorporated pursuant to the General Corporation Law on October 12, 1977 under the name Northern Instruments Corporation.

          SECOND:  That the Corporation’s Restated Certificate of Incorporation only restates and integrates and does not further amend the provisions of the Corporation’s Certificate of Incorporation as theretofore amended or supplemented, and there is no discrepancy between those provisions in the Corporation’s Certificate of Incorporation and the provisions of the Corporation’s Restated Certificate of Incorporation.

          THIRD:  That the Board of Directors duly adopted resolutions approving the restatement and integration of the Corporation’s Certificate of Incorporation pursuant to Section 245 of the General Corporation Law, declaring said restatement and integration to be advisable and in the best interests of the Corporation and its stockholders, which resolution setting forth the proposed restatement and integrations is as follows:

          RESOLVED, that the Certificate of Incorporation of the Corporation be restated and integrated in its entirety as follows:

ARTICLE I.

          The name of this Corporation is Northern Technologies International Corporation.

ARTICLE II.

          The address of its registered office in the State of Delaware is No. 100 West Tenth Street, in the City of Wilmington, County of New Castle.  The name of its registered agent is The Corporation Trust Company.

ARTICLE III.

          The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE IV.

          The Corporation shall have the authority to issue Ten Million Ten Thousand (10,010,000) shares of stock divided into Ten Million (10,000,000) shares of Two Cent ($.02) par value common stock and Ten Thousand (10,000) shares of no par value preferred stock.

ARTICLE V.

          Election of directors need not be by written ballot.

ARTICLE VI.

          The Corporation shall be managed by the Board of Directors, which shall exercise all powers conferred under the law of the State of Delaware, including without limitation the power:

(a)

To hold meetings, to have one or more offices and to keep the books of the Corporation, except as otherwise expressly provided by law, at such places, whether within or without the State of Delaware, as may from time to time be designated by the Board.

(b)	To adopt, amend or repeal bylaws of the Corporation, subject to the reserved power of the stockholders to adopt, amend or repeal bylaws.

(c)

To fix and determine from time to time an amount to be set apart out of any funds of the Corporation available for dividends a reserve or reserves for working capital or any other proper purpose or to abolish any such reserve or reserves.

ARTICLE VII.

          Each director and officer, past or present, of the Corporation, and their respective heirs, administrators and executors, shall be indemnified by the Corporation in accordance with, and to the fullest extent provided by, the provisions of the Delaware General Corporation Laws as they may from time to time be amended.

ARTICLE VIII.

          The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

          IN WITNESS WHEREOF, this Restated Certificate of Incorporation has been executed by a duly authorized officer of this Corporation on this 17th day of November, 2006.

NORTHERN TECHNOLOGIES INTERNATIONAL CORPORATION

By:	Matthew Wolsfeld

Its:	Chief Financial Officer

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